Exhibit 5.4

June 29, 2007

Atlantic Express Transportation Corp.

7 North Street

Staten Island, New York 10451

Re: Registration Statement on Form S-4 (Registration No. __________)

Ladies and Gentlemen:

In connection with the registration by Atlantic Express Transportation Corp., a New York corporation (the “Company”), of (i) $185,000,000 in aggregate principal amount of the Company’s Senior Secured Floating Rate Notes due 2012 (the “Exchange Notes”) and (ii) the guarantees of the Exchange Notes (the “Guarantees”) by Atlantic Express of Missouri Inc., a Missouri corporation (“Atlantic”), and certain other entities (each a “Guarantor” and, collectively, the “Guarantors”), under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2007 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

You have advised us that the Exchange Notes will be issued pursuant to an indenture, dated as of May 15, 2007 (the “Indenture”), by and among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The Exchange Notes will be issued in exchange for the Company’s outstanding Senior Secured Floating Rate Notes due 2012 (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as an exhibit thereto. The Indenture, the Exchange Notes and the Guarantees are sometimes referred to herein collectively as the “Operative Documents.” Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

We have served as special counsel to Atlantic solely for the purpose of rendering the opinion set forth herein and have not served as general counsel for any party to, nor have we been involved in any other aspect of the transactions contemplated in, the Operative Documents. In our capacity as special counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In rendering this opinion, we have relied on such certificates issued by the Secretary of State of Missouri and factual representations by corporate officers of Atlantic as we have deemed appropriate. We have examined the following:

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June 29, 2007

(a) the Indenture;

(b) the form of Exchange Note attached as an exhibit to the Indenture;

(c) the form of Guarantee attached as an exhibit to the Indenture;

(d) a certificate of good standing of Atlantic issued by the Secretary of State of Missouri dated June 27, 2007; and

(e) a certificate of Atlantic’s secretary as to certain factual matters.

In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for purposes of expressing the opinions contained herein.

We are opining herein as to the effect only of the internal laws of the State of Missouri and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of federal law, municipal law or the laws of any local agencies within any state. In addition, our opinions and confirmations herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to guarantees, provided that no opinion or confirmation is expressed herein with respect to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, margin regulations, pension or employee benefit laws, compliance with fiduciary duty requirements, usury laws, or other laws excluded by customary practice. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents.

Based upon the foregoing and such legal considerations as we have deemed necessary, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. The Guarantee of Atlantic has been duly authorized by all necessary corporate action of Atlantic, and upon due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Guarantee of Atlantic will be the legally valid and binding obligation of Atlantic, enforceable against Atlantic in accordance with its terms.

In rendering the opinions expressed above, we have relied with your permission on the following assumptions and qualifications:

(a) The opinions expressed above are qualified by the effect of applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance,

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June 29, 2007

moratorium and other similar laws affecting the rights and remedies of creditors generally.

(b) The opinions expressed above are qualified by the effect of general principles of equity, including, without limitation, limitations on the availability of equitable remedies and concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

(c) Certain remedies, including all self-help remedies, waivers and other provisions of the Guarantee of Atlantic, may not be enforceable, but such limitations upon enforceability will not render the Guarantee invalid as a whole or substantially interfere with the realization of the principal benefits provided by such Guarantee.

(d) To the extent that the obligations of Atlantic may be dependent upon such matters, we assume for purposes of this opinion that each of the parties to the Indenture, other than Atlantic, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture and the Exchange Notes; that the Indenture and the Exchange Notes have been duly authorized, executed and delivered by each of the parties thereto other than Atlantic and the Indenture and the Exchange Notes constitute the legally valid, binding and enforceable obligations of the parties thereto other than Atlantic, enforceable against such parties in accordance with their terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that each of the parties to the Indenture and the Exchange Notes other than Atlantic has the requisite organizational and legal power and authority to perform its obligations thereunder.

(e) We have not been requested to express, and with your knowledge and consent, do not render, any opinion as to the applicability to the obligations of Atlantic of Section 548 of the United States Bankruptcy Code or applicable state law relating to fraudulent transfers and obligations.

(f) We have assumed that all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents and that each certificate, license and other document issued by any governmental official, office or agency and all public records reviewed are accurate and complete.

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June 29, 2007

(g) We have assumed that the terms and conditions of the Operative Documents have not been amended, modified or supplemented, directly or indirectly, by any other agreement or the waiver of any of the material provisions of such documents.

(h) We have assumed that Atlantic will receive consideration as described in Section 7 of Article 11 of the Missouri Constitution.

(i) In rendering the opinions set forth above insofar as they require interpretation of the Guarantee or the Indenture, (i) we have assumed with your permission that all courts of competent jurisdiction would enforce such agreements as written but would apply the internal laws of the State of Missouri without giving effect to any choice of law provisions contained therein or any choice of law principles that would result in application of the internal laws of any other state, and (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the laws of the State of Missouri in resolving such questions.

(j) The opinions expressed above are qualified by the effect of the unenforceability under certain circumstances under law or court decisions of provisions for indemnification or contribution with respect to a liability, or for the payment of attorneys’ fees, where such indemnification, contribution or payment of attorneys’ fees is contrary to public policy.

This opinion is made for the benefit of the addressee hereof and may be relied upon only by it and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Spencer Fane Britt & Browne LLP